Exhibit 10.18

GENOMIC AND PROTEOMIC SERVICES AGREEMENT

This Genomic and Proteomic Services Agreement (the “Agreement”) is entered into effective as of this 18th day of June, 2015 by and between Conkwest, Inc. (“Customer”) and NantOmics, LLC (“NantOmics”).

RECITALS

WHEREAS, Customer is engaged in development of novel cancer treatments and therapies;

WHEREAS, NantOmics is engaged in the provision of genomic and proteomic analysis and bioinformatics services; and

WHEREAS, Customer desires to receive NantOmics’ services in connection with the performance of clinical trials for its cancer treatments and therapies (including to identify potential clinical trial candidates for such treatments and therapies).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.      DESCRIPTION OF SERVICES.

1.1    Provision of Services.    NantOmics agrees to perform whole genome sequencing (WGS), whole exome sequencing (WES), RNA-Seq and proteomic analyses services, and related computational, data management and bioinformatics services, as requested from time to time by Customer and agreed by NantOmics, in accordance with and subject to the terms and conditions set forth in this Agreement and provided that the applicable samples provided to NantOmics are adequate for such purpose (the “Services”). NantOmics will use its commercial reasonable efforts to provide the Services in a timely, skillful, professional and workmanlike manner by qualified personnel exercising care, skill and diligence consistent with industry standards, and in accordance with the terms and conditions of this Agreement. Customer acknowledges that Service turnaround times are dependent upon and subject to resource and capacity commitments at the time that Services are requested. For the avoidance of doubt, NantOmics shall furnish the facilities, equipment, instruments, supplies, personnel and other resources reasonably necessary for the performance of the Services.

1.2    Samples.  In order to enable NantOmics to perform the Services, Customer shall provide, or cause to be provided, tissue and blood samples in such quantities as are reasonably required to perform the Services. Preparation, packaging and shipping of samples shall be performed in accordance with NantOmics procedures and protocols.

1.3    Customer Cooperation.    Customer’s timely provision of accurate information, data and cooperation (collectively “Cooperation”) is essential to NantOmics’s performance of its obligations under this Agreement and NantOmics shall not be liable for any deficiency, delay or failure in performing its obligations if such deficiency, delay or failure results from Customer’s failure to provide such Cooperation.

1.4    Exclusivity.    During the term of this Agreement and except to the extent otherwise agreed by the parties on a case-by-case basis, NantOmics will be the exclusive provider of genomic and proteomic analysis services, and related computational, data management and bioinformatics services, to Customer and its subsidiaries and, accordingly, Customer and its subsidiaries agree that they will not procure such services from another provider.

2.      COMPENSATION.    As compensation for the Services, Customer shall pay NantOmics according to the fee schedule set forth on Exhibit A. NantOmics shall invoice Customer monthly for Services performed during the preceding month, according to the fee schedule set forth on Exhibit A. Invoices are due and payable within thirty (30) days of receipt by Customer. Payment shall be delivered to NantOmics at the address set forth on each invoice.

3.      TERM AND TERMINATION.    The term of this Agreement shall commence on the effective date set forth above and continue for a term of five (5) years. Thereafter, the term of this Agreement will automatically renew for additional successive one (1) periods terms unless and until this Agreement is terminated in accordance with this Section 3. This Agreement may be terminated by either party in the event of a material default by the other, provided that written notice of such default and the intent to terminate has been given to the defaulting party and such default has not been remedied to the reasonable satisfaction of the non-defaulting party within thirty (30) days of delivery of such notice. In addition, either party may terminate this Agreement for any reason upon ninety (90) days prior written notice to the other party; provided that if NantOmics terminates this Agreement for convenience in accordance with the foregoing, then NantOmics shall still remain obligated to perform Services for those clinical trials it agreed to provide Services for prior to termination. Upon expiration of this Agreement or termination by either Party, in addition to amounts accruing hereunder for Services already completed, Customer shall also be liable to NantOmics for Services then in process, but completed after the date of expiration or termination, provided that the Services were initiated prior to the effective date of expiration or termination, at the rate set forth on Exhibit A.

4.      RESULTS, NANTOMICS PLATFORM.    Customer may utilize the data and information produced and reported by NantOmics from the provision of Services (the “Results”) in connection with the performance of clinical trials for the cancer treatment and/or therapy for which the Services were performed (including for the purpose of identifying potential clinical trial candidates for such treatment or therapy). Customer agrees that NantOmics retains and shall own all right, title and interest in and to the NantOmics Platform, Results (including the right to publish findings resulting from the Services) and any computer programs, software, documentation, copyrightable work, discoveries, inventions or improvements developed or made by NantOmics solely, or with others, in connection with the Services. The “NantOmics Platform” means the hardware, software, systems, tools, database processes, reporting methodology, testing procedures and other technology utilized by or for NantOmics in the operation or provision of Services.

5.      CONFIDENTIALITY.

5.1      Confidential Information.    “Confidential Information” means any non-public, proprietary or confidential information or material of a Party that (i) is disclosed in writing and is clearly marked as “confidential” or with a similar proprietary notice at the time of disclosure; (ii) is disclosed verbally and identified as “confidential” or similarly at the time of disclosure, or (iii) by its nature, a reasonable person would consider confidential. If Confidential Information is disclosed or otherwise made available by a party (the “Disclosing Party”) to the other party (the “Receiving Party”), the Receiving Party shall use such Confidential Information only for the purpose for which it was provided or as otherwise agreed to in writing and not disclose such Confidential Information to any person or entity (except to its affiliates and contractors that are bound by written nondisclosure agreements or obligations as least as protective as the terms and conditions of this Section 5). The terms and conditions of this Agreement shall be Confidential Information of both parties and disclosure of all or any part thereof to any third party or the public shall be upon consent of both parties hereto.

5.2      Exceptions.    This Section 5 shall not apply to Confidential Information that: (i) becomes publicly available through no fault of the Receiving Party; (ii) is or becomes available to the Receiving Party or its affiliates on a non-confidential basis from a third party; provided, that such third party is not and was not prohibited from disclosing the Confidential Information; (iii) was already known by or in the possession of the Receiving Party or its affiliates; (iv) is independently developed or received by the Receiving Party or its affiliates without reference to or use of the Disclosing Party’s Confidential Information; or (v) is subject to disclosure by law, legal requirement, regulation, judicial process or order, in which case, if permitted by law, the Receiving Party shall use reasonable efforts to provide written notice to the Disclosing Party of its obligation to disclose such Confidential Information with an opportunity to seek for the Disclosing Party to object.

5.3      Business Associate Agreement.    If and to the extent required under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as may be amended from time to time (“HIPAA”), the parties shall enter into an industry standard business associate agreement covering the use and protection of any Protected Health Information (as such term is defined under HIPAA (the “BAA”).

However, notwithstanding anything to the contrary in this Agreement or the BAA, (i) Customer hereby grants to NantOmics a non-exclusive, non-transferable right and license to use the information, data and other content provided to NantOmics in connection with the Services for the purpose of performing NantOmics’s obligations hereunder; (ii) NantOmics may use, analyze and disclose Protected Health Information: (a) for the health care operations and billing of Customer, NantOmics and their Affiliates, (b) as otherwise permitted under HIPAA (including to perform data aggregation and for the public health activities and purposes described in 45 C.F.R. § 164.512(b)), and/or (c) as otherwise permitted under applicable patient consents/authorizations; and (iii) NantOmics may de-identify Protected Health Information and/or create “Limited Data Sets” in accordance with 45 C.F.R. § 164.514. Customer acknowledges and agrees that de-identified information is not Protected Health Information and that NantOmics may use such de-identified information for any lawful purpose.

6.      RELATIONSHIP OF THE PARTIES.    In performing the Services, NantOmics is acting as an independent contractor. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the parties hereto, and nothing herein contained shall be construed to authorize either party to act as agent for the other.

7.      INSURANCE, INDEMNIFICATION AND LIMITATION OF LIABILITY.

7.1      Insurance.    Throughout the term of this Agreement, each of the parties shall secure and maintain, where appropriate, commercial general liability insurance, professional liability insurance, property insurance, workers compensation insurance, and such other insurance coverage or properly reserved self insurance, in such forms and amounts as may be reasonable and appropriate in the performance of the obligations assumed hereunder. Upon request, each party shall provide the other with certificates of proof of the insurance coverage required herein.

7.2      Indemnification.    Each party (the “Indemnifying Party”) agrees to defend the other party and its parent and affiliates and their respective directors, officers, employees, agents or contractors, and all of such persons’ successors and assigns (collectively, the “Indemnified Persons”), from and against any and all third party claims, and indemnify and hold the Indemnified Persons harmless from and against any and all damages finally awarded the third party claimant, to the extent such claim is a result of a violation of applicable law by the Indemnifying Party, negligence or willful misconduct of the Indemnifying Party (including any personal injury, death, or damage to tangible personal or real property) or, in the case of indemnification by Customer, use or exploitation of the Results or any diagnosis, treatment, prescription of medication or any other medical service or decision relating to Customer or any of its treatments or therapies, provided that: (i) the Indemnifying Party is promptly notified of the claim in writing (but the failure of Indemnified Persons to promptly provide notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent materially prejudiced thereby); (ii) the Indemnifying Party is given full control of the defense and settlement of the matter; (iii) the Indemnified Persons cooperate fully with the Indemnifying Party in the defense and settlement of the matter.

7.3      Limitation of Liability.    The cumulative, aggregate liability of NantOmics in connection with this Agreement will not exceed the total amount of all fees paid and payable to NantOmics under this Agreement during the twelve month period preceding the applicable claim. In no event will either party be liable for lost profits or any special, indirect, incidental, exemplary, consequential, indirect or punitive damages arising in connection with this Agreement, regardless of whether such party has been notified of the potential for such damages, or whether such damages were reasonably foreseeable, or whether any claim for recovery is based on theories of contract, tort, or otherwise.

8.      REPRESENTATIONS AND WARRANTIES.

8.1      Mutual Representations and Warranties.    Each party represents and warrants to the other Party that: (a) it is duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) its execution of this Agreement has been duly authorized by all necessary action of such party; (c) when executed and delivered by it, this Agreement will constitute its legal, valid, and binding obligation, enforceable against it in accordance with its terms; (d) its execution, delivery, and performance of its obligations under this Agreement does not and will not violate any judgment, order, decree, or applicable law, nor does it or will it violate any agreement to which it is a party; and (e) it have not been: (i) debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) or any other U.S. Federal or State law or regulation; (ii) disqualified as a testing facility under the provisions of 21 C.F.R. Part 58, Subpart K; (iii) convicted of any crime relating to any federal and/or state program; or (iv) included in the Specially Designated Nationals list (“SDN List”) maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control or any other similar list, domestic or foreign.

8.2      Disclaimer.    EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF. THE SERVICES AND RESULTS SHALL NOT BE USED TO FUNCTION AS, OR REPLACE, ANY MEDICAL TREATMENT, EXAMINATION, DIAGNOSIS OR OTHER MEDICAL PRACTICE, PROCEDURE, DEVICE OR SERVICE. UNDER NO CIRCUMSTANCES SHOULD CUSTOMER OR ANY OTHER PARTY RELY SOLELY ON THE INFORMATION PRESENTED ON OR VIA THE SERVICES OR RESULTS TO PERFORM THERAPEUTIC OR DIAGNOSTIC PROCEDURES OR ACTIONS, TO MAKE DIAGNOSES, OR TO TAKE ANY OTHER DECISION OR CONSEQUENTIAL ACTION.

9.      AUDIT RIGHTS AND RECORD KEEPING.    Throughout the term of this Agreement and for a period of five (5) years following the expiration or termination hereof, Customer, or any of its duly authorized representatives shall, upon reasonable notice and during normal business hours, have access to and the right to audit, at its own expense, NantOmics’s laboratory facilities, documents or records, which pertain specifically to compliance with quality standards, regulatory requirements, or other obligations relating to the performance of the Services under this Agreement. All documents or records pertaining to NantOmics’s performance of any obligation under this Agreement shall be retained by NantOmics throughout the term of this Agreement and for a period of five (5) years following the termination or expiration hereof.

10.      COMPLIANCE WITH LAWS AND REGULATIONS.    Each of the parties shall perform their respective obligations in compliance with all applicable federal, state and local laws, regulations, ordinances and safety codes, including but not limited to all laboratory licensing requirements and all regulations regarding patient safety and confidentiality.

11.      USE OF TRADEMARKS.    Neither party shall use the name or any trademark of the other in any advertising, marketing, letterhead, sales promotion, publicity, or for any other purpose without the prior written approval of the other. Notwithstanding the foregoing, Customer consents to NantOmics including Customer’s name, location and publicly available logo in NantOmics promotional materials that list NantOmics’s customers (provided such list does not include any attribution of any endorsement to Customer).

12.      GENERAL PROVISIONS.

12.1      Notices.    All notices required to be in writing shall be deemed to have been given either at the time of delivery if delivered personally or by an independent contract carrier; or twenty-four (24) hours after the time of postmark if mailed Express Mail, postage prepaid, return receipt requested, or three (3) days after the time of postmark if mailed registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as set forth below:

To NantOmics:

NantOmics, LLC

9920 Jefferson Boulevard

Culver City, California 90232

Attn: Chief Executive Officer

To Customer:

Conkwest, Inc.

2533 S. Coast Hwy. 101, Suite 210

Cardiff, CA 92007

Attn: President

or to such other address as any party shall designate at any time in writing by notice to the other party in accordance with this paragraph.

12.2      Governing Law.    This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without application of any principles of choice of laws.

12.3      Nonwaiver.    A waiver by either party of any breach of this Agreement shall not be binding upon the waiving party unless such waiver is in writing. In the event of a written waiver, such a waiver shall not affect the waiving party’s rights with respect to any other or further breach.

12.4      Execution by Counterpart.    This Agreement may be executed separately or independently in any number of counterparts, by original or facsimile signature, each and all of which together shall be deemed to have been executed simultaneously and for all purposes to be one Agreement.

12.5      Section Headings.    The section and subsection headings in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

12.6      Force Majeure.    If by reason of labor disputes, strikes, lockouts, embargo, riots, war, inability to obtain labor, materials or transportation facilities, earthquake, fire or other action of the elements, accidents, governmental restrictions, appropriation, compliance with any law, regulation or other governmental order or any other causes beyond the control of a party hereto, either party is unable to perform in whole or in part its obligations as set forth in this Agreement, excluding any obligations to make payments hereunder, then such party will be relieved of those obligations to the extent it is so unable to perform and such inability to perform will not make such party liable to the other party. Neither party will be liable for any losses, injury, delay or damages suffered or incurred by the other party due to the above causes.

12.7      Entire Agreement; Successors in Interest; Assignment.    This Agreement contains the entire Agreement of the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Neither party may assign or otherwise transfer this Agreement or any of its rights under this Agreement, in each case whether voluntarily or involuntarily, without the other party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed; provided, however, that either party may assign this Agreement to a party that obtains all or substantially all of the assigning parties assets to which this

Agreement relates. Any assignment or other transfer without such prior written consent will be null and void. NantOmics may subcontract its obligations under this Agreement to a third party, provided that NantOmics informs Customer prior to using any material subcontractor that is not a NantOmics affiliate and NantOmics will remain responsible to Customer for any performance of its obligations hereunder notwithstanding the permitted engagement of any such third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth above.

NANTOMICS, LLC

(“NantOmics”)

By:     /s/ Charles Kim

Name:     Charles Kim

Title:     General Counsel

CONKWEST, INC.

(“Customer”)

By:     /s/ Barry J. Simon

Name:     Barry J. Simon

Title:     President

EXHIBIT A

Service Pricing

$12,500 per sample	Whole genome sequencing (WGS), whole exome sequencing (WES) and RNA-Seq services and related computational, data management and bioinformatics services

$7,200 per sample	Proteomic analyses services

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